EXHIBIT 23.5

[Loomis, Ewert, Parsley, Davis & Gotting Letterhead]

March 9, 2004

Wisconsin Electric Power Company

231 West Michigan Street

P. O. Box 2046

Milwaukee, WI 53201

Ladies and Gentlemen:

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement on Form S-3 relating to First Mortgage Bonds and Debt Securities which you are filing under the Securities Act of 1933. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

LOOMIS, EWERT, PARSLEY,
DAVIS & GOTTING, P.C.

/s/ Michael G. Oliva